UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: October 29, 2007
(date of earliest event reported)

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-22128D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 29, 2007, Diversified Holdings I, Inc. (DHI), a subsidiary of the Company, entered into an agreement with Marshall Holdings International, Inc. (MHII) to settle and satisfy all obligations of MHII to the Company and all claims that arose from a legal action filed on October 6, 2004 in Salt Lake County, Utah.  In exchange for releasing all obligations alleged in the lawsuit,  the Company will receive a total of One Billion Five Hundred Million shares of the Common Stock of MHII.  The agreement provides that the Company shall receive Two Hundred Million (200,000,000) shares within five days of the execution of the agreement and the balance to be delivered as agreed upon by the parties.  The parties agreed and stipulated that the shares represent the settlement of claims that have existed for a period of time exceeding 30 months and that as such the holding or at risk period as set forth in Rule 144(d) and (k) of the Securities Act of 1933 have been meet for the shares issued pursuant to the terms of the Settlement Agreement.

If DHI is able to net $150,000 from the initial issuance of Two Hundred Million (200,000,000) shares, MHII will then have substantial discretion as to when to issue the remaining shares under the terms of the Settlement Agreement.   DHI and its affiliates at no time will be entitled to hold more then 4.9% of MHII’s total issued and outstanding shares.  DHI anticipates having to use a significant portion of its shares for promotional services in order to liquidate its position due to the illiquid nature and low price of MHII.  All expenses and commissions that DHI incurs as a result of selling the initial 200,000,000 shares will not count towards the $150,000.  Nexia does not anticipate the net value of this settlement to exceed the value of its claim against MHII.  The total claim including attorneys and other fees is estimated to be $350,000.  The low trading price, illiquidity, MHII’s “going concern” opinion letter expressed by MHII’s auditors and other factors contribute to this conclusion.

Nonetheless, MHII’s revenues appear to have significantly increased in 2007 and there appears to be positive and forward looking plans for MHII which is part of the basis for forming the opinion that the settlement is a fair settlement of DHI’s claims.

ITEM 9.01 Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

10	3
Settlement Agreement and General Release, of October 29, 2007 between Hudson Consulting Group, Inc. and its successors in interest or assigns, Richard Surber and Gateway distributors, Ltd. now known as Marshall Holdings International , Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 30 day of October, 2007.                               Nexia Holdings, Inc.

                                                                                    /s/ Richard Surber
Richard Surber, President

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